Exhibit 10(ee)

November 26, 1997

Arthur G. Meyer

MacGregor Park

Dear Art:

In addition to your current benefit programs, I’m pleased to inform you that you will be provided the following benefits:

Basic Life Insurance

As a participant in the Executive program, your life insurance benefit will change to three times your base pay or $450,000. There is no cost to you for this coverage and DP&L will also pay any federal, state and local taxes associated with the new coverage. Since this benefit is tied to your salary, future pay increases will provide for additional benefits.

Executive Physical

Health Appraisal Systems, Inc. will provide a company-paid comprehensive health appraisal examination for you on an annual basis. Their procedures include a broad range of physical, clinical and laboratory tests including stress and exercise (treadmill) programs and will take a half day. Appointments at Health Appraisal, located at 7100 Corporate Way in Centerville, may be scheduled by calling 435-0220. When scheduling, identify yourself as a DP&L employee for the Executive Physical Examination, Program I.

AYCO Financial Services

AYCO Financial Services has been providing financial counseling to members of the Executive staff. We feel committed to helping you prepare for the future and your participation in this program will help ensure your security now and in years to come. The program provides financial counseling for you up to $5,000 annually. DPL’s AYCO representative is Madeline Niewodowski. Madeline is a registered investment advisor and investment representative who has been with

AYCO for 14 years. Her experience in all aspects of financial planning has been beneficial to everyone who is currently participating in this program. She will not only provide counseling from her Pittsburgh office, but also make periodic trips to Dayton to meet with you and Valerie, if needed. We will let her know that you are new to the program and she will contact you to arrange a meeting time.

As an officer of the Company, your role will be even more critical to the success of our Company and we appreciate your dedication and commitment. I trust these new benefits will provide you the additional security that will make your time even more productive.

Sincerely,

Allen M. Hill

President and

Chief Executive Officer